LETTER AGREEMENT

Russell Financial Services, Inc.

1301 Second Avenue, 18th Floor

Seattle, WA 98101

Re:	Amended and Restated Distribution Agreement

Pursuant to Introductory Section 1 of the Amended and Restated Distribution Agreement between Russell Investment Company (“RIC”) and Russell Financial Services, Inc. (“RFS”), dated April 21, 2009 (the “Agreement”), RIC advises you that it is creating Class R4 and Class R5 Shares for the existing Conservative Strategy Fund, Moderate Strategy Fund, Balanced Strategy Fund, Growth Strategy Fund, Equity Growth Strategy Fund, 2015 Strategy Fund, 2020 Strategy Fund, 2025 Strategy Fund, 2030 Strategy Fund, 2035 Strategy Fund, 2040 Strategy Fund, 2045 Strategy Fund, 2050 Strategy Fund, 2055 Strategy Fund and In Retirement Fund (the “New Classes”). RIC desires RFS to serve as Distributor with respect to the Shares of the New Classes pursuant to the terms and conditions of the Agreement. The fees to be charged the New Classes in return for the Distributor’s services are the same as in the Agreement.

Please indicate your acceptance to act as Distributor with respect to the New Classes by executing this Letter Agreement and returning it to the undersigned.

Sincerely,

RUSSELL INVESTMENT COMPANY

By:
Mark E. Swanson
Treasurer

Accepted this day of , 2013.

RUSSELL FINANCIAL SERVICES, INC.

By:
Sandra Cavanaugh
President